Exhibit 99.3

CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF NYIAX, INC.

Membership

Except as otherwise in accordance with Rule 5605(e)(3) and the phased approach set forth in Rule 5615(b)(1) of the Nasdaq Listing Rules, the Nominating and Corporate Governance Committee (the “Committee”) of the board of directors (the “Board”) of NYIAX, Inc. (the “Company”) shall consist of two or more directors, and each member of the Committee shall be independent in accordance with Rule 5605(a)(2) of the Nasdaq Listing Rule.

Purpose

The purpose of the Committee is to carry out the responsibilities delegated by the Board relating to the Company’s director nominations process and procedures, corporate governance and any related matters required by the federal securities laws.

Duties and Responsibilities

The Committee shall have the following authority and responsibilities:

●	To identify and screen individuals qualified to become members of the Board, consistent with criteria approved by the Board. The Committee shall consider any director candidates recommended by the Company’s stockholders pursuant to the procedures described in the Company’s proxy statement.

●	To select, approve, and when appropriate, make recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders.

●	If a vacancy on the Board and/or any Board committee occurs, to identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by stockholders or appointment by the Board

●	To develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, to review these principles regularly and to recommend any changes to the Board.

●	To oversee the Company’s corporate governance practices and procedures, including identifying best practices and reviewing and recommending to the Board for approval any changes to the documents, policies and procedures in the Company’s corporate governance framework.

●	To develop and recommend to the Board for approval a Company policy for the review and approval of related party transactions and to review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) on an ongoing basis in accordance with the Company’s related party transaction approval policy.

●	To review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence, and to recommend that this disclosure be, included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

●	To monitor compliance with the Company’s Code of Business Conduct and Ethics (the “Code”), to investigate any alleged breach or violation of the Code, and to enforce the provisions of the Code.

●	To perform all other duties and functions required under applicable law or securities exchange rules.

Outside Advisors

The Committee shall have the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm as necessary to assist with the execution of its duties and responsibilities as set forth in this Charter. The Committee shall set the compensation and oversee the work of the director search firm. The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside counsel, an executive search firm, and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall set the compensation and oversee the work of its outside counsel, the executive search firm and any other advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its search consultants, outside counsel, compensation consultant and any other advisors.

The Committee shall review this Charter regularly and recommend any proposed changes to the Board for approval.